Exhibit 99.1
Certain Relationships between US BioEnergy Corporation, CHS, Inc. and Provista Renewable Fuels Marketing, LLC
     We market our ethanol as well as ethanol produced by third-parties through Provista Renewable Fuels Marketing, LLC, a joint venture between us and CHS, Inc. On March 31, 2006, CHS acquired 50% ownership in our existing wholly-owned ethanol marketing business, Provista. Pursuant to this agreement, US BioEnergy and CHS each own 50% of the membership interest in Provista, entitling each to 50% of the financial rights and 50% of the voting rights with respect to Provista as its members. Provista is managed by CHS pursuant to a management agreement.
     In connection with the formation of the joint venture, we entered into an ethanol marketing agreement with Provista. The marketing agreement has an initial term through November 30, 2007, and thereafter will automatically renew on one-year additional terms, unless either party provides the other with ninety days written notice of non-renewal. Pursuant to the master agreement, certain of our subsidiaries have entered into separate ethanol sales and marketing agreements that are substantially identical in all material respects to the master agreement.
     CHS beneficially owns approximately 20.11% of our outstanding common stock. Jay Debertin, one of our directors, serves as executive vice president and chief operating officer, processing, of CHS. From November 2005 until June 2006, Dennis Wendland and Don Olson, both of whom are executive officers of CHS, served as members of our board of directors.